Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the prospectus constituting part of this Registration Statement (Form S-1) of our report dated March 30, 2012, relating to the consolidated financial statements of First Capital Bancorp, Inc. and subsidiary as of and for the years ended December 31, 2011 and 2010, included in its Annual Report on Form 10-K for the year ended December 31, 2011, which is filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Cherry Bekaert & Holland, L.L.P.

Richmond, Virginia

April 23, 2012